Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of October 15, 2020 by and between FG New America Investors LLC, a Delaware limited liability company, Larry G. Swets, Jr., D. Kyle Cerminara and Joseph Hugh Moglia (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Common Stock of FG New America Acquisition Corp. Each Party hereto agrees that the Schedule 13D, dated October 15, 2020, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: October 15, 2020		FG NEW AMERICA INVESTORS LLC

	By:	/s/ Larry G. Swets, Jr.
Name: Larry G. Swets, Jr.
Title: Manager of FG New America Investors LLC

Date: October 15, 2020		/s/ Larry G. Swets, Jr.
Larry G. Swets, Jr.

Date: October 15, 2020		/s/ D. Kyle Cerminara
D. Kyle Cerminara

Date: October 15, 2020		/s/ Joseph Hugh Moglia
Joseph Hugh Moglia